UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                     Filed pursuant to Section 16(a) of the
                    Securities Exchange Act of 1934, Section
                   17(a) of the Public Utility Holding Company
                                 Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

                     1. Name and Address of Reporting Person
                               Hooper, Henry Evans
                                1732 Ruxton Road
                               Baltimore, MD 21204
                                       USA

              2. Date of Event Requiring Statement (Month/Day/Year)
                                      10/98

        3. IRS or Social Security Number of Reporting Person (Voluntary)

                   4. Issuer Name and Ticker or Trading Symbol
                               RF INDUSTRIES, LTD
                                     (RFIL)

                           4. Statement for Month/Year
                                      03/99

     5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
      (x ) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other
                                 (specify below)

               6. If Amendment, Date of Original (Month/Day/Year)

           7. Individual or Joint/Group Filing (Check Applicable Line)
                     (X) Form filed by One Reporting Person
                ( ) Form filed by More than One Reporting Person

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                                          (TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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 RF Industries Common Stock                               500                            D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (7-97)

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


FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Non-Qualified Stock Option        10/31/99   10/31/2008    Common Stock      16,555      $1.59           D
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Explanation of Responses:




                           /s/ Henry Evans Hooper              March 31, 1999
                          ---------------------------------  -------------------
                          **Signature of Reporting Person     Date

**    Intentional misstatements or omissions of facts constitute Federal
      Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.